Exhibit 99.1

VICOR TECHNOLOGIES ANNOUNCES ADDITIONAL

POSITIVE CLINICAL TRIAL RESULTS

Boca Raton, FL – May 12, 2008 - Vicor Technologies, Inc. (OTCBB: VCRT), is pleased to announce positive results of a clinical study conducted by the Company, and accepted for publication in the August 2008 issue of Therapeutics and Clinical Risk Management. The study is titled “Risk Stratification for Arrhythmic Death in an Emergency Department Cohort: a new method of nonlinear PD2i analysis of the ECG.”

The study enrolled 918 patients (876 of which completed the study) in six emergency departments. The study achieved a sensitivity of 96% and a specificity of 85% with a negative predictive value of 99%. Vicor, a development-stage company, is developing the PD2i Cardiac Analyzer, a patented device utilized in risk stratification of patients for Sudden Cardiac Death (SCD).

Mr. David Fater, Vicor President and CEO, stated, “This study further increases our high degree of confidence our pivotal VITAL Trial will be successfully completed and serve as the basis for us to obtain FDA clearance through the 510(k) process for medical devices. We are delighted that we continue to demonstrate, through our clinical efforts, the ability of our proprietary PD2i Analyzer to accurately risk stratify patients into those who require Implantable Cardioverter Defibrillation (ICD) intervention and those who do not.”

Mr. Fater added, “We are continuing to also demonstrate positive results with our collaboration with the U.S. Army with the stated objective of being in a position to file a 510(k) with the FDA this summer for Trauma and Emergency Response applications.”

On January 23, 2008, Vicor signed a Collaborative Research and Development Agreement (CRADA) with the U.S. Army Institute of Surgical Research (USAISR), a division of the U.S. Army, to cooperate on the Prediction of Injury Severity and Outcome in the Critically Ill Using the Point Correlation Dimension Algorithm. The USAISR is exploring ways to assess the severity of injury, and probability of survival, of critically injured combat casualties and critically ill civilian patients. The USAISR, in conjunction with Vicor, will test Vicor’s PD2i algorithm in several diverse cohorts of animal data, as well as in human trauma, ICU patients and combat casualties. It is anticipated that deterioration in status due to trauma and/or hemorrhage will lead to dimensional reductions reflected by the PD2i value.

About Sudden Cardiac Death (SCD)

SCD (the leading killer in the U.S. with over 500,000 annual deaths) is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain, more like an electrical problem, which can lead to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

Vicor’s Technologies (OTCBB: VCRT) diagnostic platform is based on a patented, proprietary algorithm. Vicor believes its PD2i Cardiac Analyzer accurately risk stratifies patients who are at high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses an issue involving a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an ICD as life saving therapy. However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing leading to an over-implantation in these patients as well as the risk of not identifying patients who need this life-saving therapy because current criteria do not provide physicians an ability to accurately risk stratify these patients.

The PD2i Cardiac Analyzer contains the patented PD2i algorithm which provides a method for evaluating electrophysiological potentials with a high sensitivity and high specificity used to predict future pathological events i.e. fatal cardiac arrhythmias. The PD2i algorithm detects deterministic, low-dimensional excursions in nonstationary heartbeat intervals. The PD2i algorithm uses an analytic measure that is deterministic and nonlinear. It is based on caused variation in data; does not require data stationarity and actually tracks nonstationary changes in the data. It is sensitive to chaotic as well as nonchaotic, linear data.

The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein

For more information visit the Vicor Technologies web site www.vicortech.com.

About the VITAL Trial

Vicor’s VITAL Trial (acronym for “Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as Sudden Cardiac Death (SCD), VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients”) was initiated in August 2006 and is being conducted by Harvard Clinical Research Institute (HCRI) which is responsible for the overall coordination and monitoring of the trial. The Principal Investigator for the VITAL trial is Matthew R. Reynolds, M.D., M.Sc., from HCRI and the Boston V.A. Medical Center. The FDA, in pre-IDE (Investigational Device Exemption) meetings, agreed to the final PD2i protocol and study design for the pivotal VITAL study. Target Health, Inc., a full service contract research organization based in New York, developed the web-based capture of patient data and will be responsible for preparing Vicor’s 510(k) application.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to obtain FDA approval of the PD2i Cardiac Analyzer for military and civilian applications, our ability continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 08-06	# # #

INVESTOR CONTACT:	COMPANY CONTACT:
Andrew Brown / Michael Dodge	David H. Fater, President & CEO
ROI Group LLC	Vicor Technologies, Inc.
212.495.0202 / 212.495.0744	800.998.9964
abrown@roiny.com	www.vicortech.com
mdodge@roiny.com